UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 16, 2007

PLIANT CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-52325	43-2107725
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1475 Woodfield Road, Suite 700 Schaumburg, IL 60173
(Address of Principal Executive Offices) (Zip Code)

(847) 969-3300
(Registrant’s telephone number, including area code)

N.A.
(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 8.01. OTHER EVENTS.

On February 16, 2007, the United States Bankruptcy Court for the District of Delaware entered an order with respect to a Settlement Agreement entered into in connection with In re Pliant Corporation et al., Case No. 06-10001 (MFW) (Bankr. D. Del.) (the “Bankruptcy Action”) and Pliant Corporation v. Richard P. Durham et al., Adv. No. 06-50760 (Bankr. D. Del.) (“Adversary Proceeding”). The Settlement Agreement provides, among other things, for the resolution of all claims asserted in the Bankruptcy Action and the Adversary Proceeding by Richard P. Durham (“Durham”) and Durham Capital, L.L.C. (“Durham Capital”) (collectively, the “Durham Parties”). As previously disclosed, the Durham Parties had filed a proof of claim in the Bankruptcy Action, asserting a general unsecured claim in the amount of $11,747,513.40 (the “Durham Proof of Claim”), and the Company had objected to the Durham Proof of Claim and initiated the Adversary Proceeding.

Pursuant to the Settlement Agreement, the Durham Proof of Claim has been reduced and allowed as a Class 6 General Unsecured Claim pursuant to the Debtors’ Fourth Amended Plan of Reorganization (the “Plan”) in the amount of $5,930,798.29 (the “Allowed Claim”). In full and complete payment of the Allowed Claim, the Company agreed to pay, and has paid, cash consideration of $3,500,000 to the Durham Parties and a note issued by the Durham Parties to Pliant Corporation, a Utah corporation (“Pliant Utah”) in the principal amount of $2,430,798.29 (the “Durham Note”) has been cancelled. The Durham Parties agreed to relinquish any and all right to receive a distribution under the Plan with respect to 4,833 shares of common stock of Pliant Utah, that had been pledged to secure the Durham Note. The Durham Parties also agreed that the 18,200 shares of Pliant Utah common stock, 1,232 shares of Pliant Utah preferred stock and warrants for 1,250.48 shares of Pliant Utah common stock described in the July 9, 2002 Repurchase Notice sent by Durham to Pliant (collectively, the “Remaining Repurchase Notice Securities”) were cancelled pursuant to the Plan and that no distribution would be made pursuant to the Plan in respect of such Remaining Repurchase Notice Securities.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLIANT CORPORATION

Date: February 22, 2007	By:	/s/ Stephen T. Auburn
Stephen T. Auburn Vice President, General Counsel and Secretary